UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

June 1, 2010

Date of Report (Date of earliest event reported)

PENNS WOODS BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-17077	23-2226454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

300 Market Street, P.O. Box 967, Williamsport, Pennsylvania	17703-0967
(Address of principal executive offices)	(Zip Code)

(570) 322-1111

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  On June 1, 2010, Penns Woods Bancorp, Inc. and its wholly owned banking subsidiary, Jersey Shore State Bank, (collectively, the “Company”) entered into an employment agreement with its current Chief Financial Officer, Brian L. Knepp (the “Agreement”). The initial term of the Agreement expires on May 31, 2013, subject to annual renewals on June 1, 2013 and each June 1 thereafter absent notice of nonrenewal by either party at least 60 days prior to a renewal date.

Mr. Knepp’s annual base salary under the Agreement is $107,432, which may be increased by the Company’s board of directors.  Mr. Knepp is also entitled to participate in all bonus or incentive programs maintained by the Company for its executive officers and all retirement plans and welfare benefit plans expense reimbursement programs that all other eligible employees participate.  Mr. Knepp will be eligible for no less than 4 weeks of vacation and 40 hours of sick leave per year and certain expense reimbursements, which are to be provided in a manner consistent with the Company’s policies then in effect.

In the event that, within 24 months of a Change in Control (defined in the Agreement to include an acquisition of the Company or the Bank by an unaffiliated party or the acquisition of 25% or more of the voting securities of the Company), Mr. Knepp’s employment is terminated involuntarily without Cause (defined below) or he terminates employment voluntarily for Good Reason (defined below), he will be entitled to a lump-sum cash payment equal to two times the sum of (i) his current base salary; and (ii) the average of the last three annual bonuses paid to him.  In the event that Mr. Knepp’s employment is terminated involuntarily without Cause in the absence of a Change in Control, he will be entitled to continuation of his then current base salary for the remaining term of the Agreement and to continued heath and medical benefits for a period of two (2) years from the termination date (or if such coverage is not available a dollar amount equal to the after-tax cost of obtaining the same or substantially similar benefits).

The Agreement defines “Cause” as: (i) conviction or a plea of guilty or nolo contendere to a felony or a crime involving fraud or moral turpitude; (ii) repeated failure to follow the lawful instructions of the board of directors after written notice; (iii) failure to substantially perform duties; (iv) intentional violation of any law, rule, regulation, memo of understanding or cease and desist order from a federal or state banking agency, the Company’s internal code of conduct or ethics, or a material provision of the Agreement; (v) dishonesty which publicly discredits the Company; (vi) breach of a fiduciary duty, which involves his personal profit or results in material injury to the Company; or (vii) removal from office by a federal banking agency.

The Agreement defines “Good Reason” as the occurrence of any of the following events that is not cured within 30 days of notice to the Company:  (i) material diminution of authority, duties, or other terms of employment; (ii) reassignment to a location greater than 50 miles from current location; (iii) the Company’s failure to pay amounts due under the Agreement; (iv) the Company’s failure to provide, or material reduction of, any benefits under any retirement, life insurance, health, disability, or other benefit plan; (v) requiring significantly increased travel; or (vi) material breach of the Agreement by the Company.

The Agreement contains a covenant not to compete prohibiting Mr. Knepp from being engaged as a consultant, employee, partner, officer, director, proprietor, or investor (unless holding less than 5% of a public company) at any banking or financial services institution within any county in which the Company or any of its majority-owned subsidiaries is located at the time of his termination, or in any county contiguous to such a county ( the “Non-Competition Area”) for a period of one year, unless Mr. Knepp’s employment terminates as a result of delivery of notice of nonrenewal by the Company.  In such an event, the non-competition period will only extend through the period remaining under the Agreement.  During the non-competition period, Mr. Knepp will be prohibited from soliciting customers of the Company or its majority owned subsidiaries in the Non-Competition Area or from soliciting or hiring any persons who are then, or within the six (6) months preceding his termination of employment were, employees of the Company or its majority-owned subsidiaries.

A copy of the Agreement is attached hereto as Exhibit 10.1.  The foregoing description is qualified by reference to the Agreement.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits:

10.1        Employment Agreement between Penns Woods Bancorp, Inc., Jersey Shore State Bank, and Brian L. Knepp dated June 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNS WOODS BANCORP, INC.

Dated: June 3, 2010

	By:	/s/ Ronald A. Walko
Ronald A. Walko
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement between Penns Woods Bancorp, Inc., Jersey Shore State Bank, and Brian L. Knepp dated June 1, 2010.